EXHIBIT 99.1

[Progress Energy, Inc. Logo]


CP&L Gains Approval to Further Accelerate Nuclear Depreciation

RALEIGH, N.C., Jan 22, 2001 -- CP&L, a wholly owned subsidiary of Progress Energy, Inc. (NYSE: PGN), has received approval from regulators in both North Carolina and South Carolina to further accelerate the cost recovery of its nuclear generation facilities in the year 2000. CP&L requested this action in an effort to fully utilize the $200 million proceeds from the sale of the company's BellSouth PCS interest. In the third quarter, the company reported a $121.1 million, or $.79 per share gain, as a result of the sale.
"Accelerating our cost recovery strengthens our financial position as we prepare for increased competition," said William Cavanaugh, chairman, president & CEO, Progress Energy. "Using the gain from the BellSouth transaction to accelerate depreciation on our nuclear assets during the year 2000 will provide us with a stronger financial position for the future."

CP&L filed a request in October to further accelerate the cost recovery of its nuclear generation facilities in 2000 up to the extent of the gain on the sale of the BellSouth PCS business. Pursuant to earlier regulatory orders, the allowed range of accelerated depreciation expense was set at a minimum of $106 million to a maximum of $150 million per year from 2000 through 2004. Based on this approved plan for the year 2000, the company will record the maximum of $150 million and an additional one-time charge of $125 million for a total of $275 million of accelerated depreciation in the year 2000. The total minimum allowed accelerated depreciation during the remaining 4 years will be reduced by $125 million. The total minimum and maximum amounts of accelerated depreciation for the 5-year period will remain unchanged, i.e. a minimum of $530 million and a maximum of $750 million.

Progress Energy (NYSE: PGN) is a Fortune 500 diversified holding company headquartered in Raleigh, N.C. Progress Energy is one of the top 10 generators of electricity in the United States with more than 19,000 megawatts of capacity and $7 billion in annual revenues. The company's diverse portfolio includes two major electric utility companies, CP&L and Florida Power, as well as NCNG, SRS, Progress Telecom and an important new organization, Energy Ventures, which has been created to manage wholesale energy marketing and trading, merchant generation, fuel properties, as well as barge and rail subsidiaries. These companies serve 2.8 million customers across the Southeast, providing electricity, natural gas, energy services and broadband capacity. For more information about Progress Energy, visit the company's Web site at: http://www.progress-energy.com.

MEDIA CONTACT: Progress Energy 24-hour media line, Toll-Free 1-877-641-NEWS
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